March 7, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. S. Fred Beck
Chief Financial Officer
ICON Health & Fitness, Inc.
1500 South 1000 West
Logan, Utah 84321

Re:	ICON Health & Fitness, Inc.
	Form 10-K for the year ended May 31, 2004 and May 31, 2005 Forms 10-Q for the quarters ended August 28, 2004, November 27,
2004,
and
February 26, 2005
	Commission file #: 033-87930

Dear Mr. Beck:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								Joseph A. Foti
								Senior Assistant Chief
Accountant
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Mr. S. Fred Beck
ICON Health & Fitness, Inc.
September 21, 2005
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